Exhibit 99.1

Tejon Ranch Company Announces Results of Rights Offering

TEJON RANCH, California, October 30, 2017 – Tejon Ranch Co. (NYSE: TRC) announced today that, based on the preliminary results of its just concluded rights offering, it anticipates raising $90 million, the maximum gross proceeds possible. The rights offering concluded on October 27, 2017 and was extremely well received and oversubscribed with demand for shares more than doubling the total rights shares available through the offering. Tejon previously offered transferable rights to purchase 4,173,067 shares of its common stock at a purchase price of $18.00 per share to stockholders of record as of October 4, 2017. In addition, Tejon has the option to issue an additional 833,333 shares to honor over-subscription requests. The $90 million of capital that is anticipated being raised will include the release of 826,933 over-allotment shares and, as a result of the offering, the Company will issue 5,000,000 new shares of common stock. A total of 25,873,235 shares of common stock will be outstanding once all new shares have been delivered.

“The Company and its Board of Directors are appreciative of the continued support of our current and new shareholders,” said Gregory S. Bielli, President and CEO. “Investing the maximum amount possible and, in fact, subscribing for more than twice the shares available, is evidence of their confidence in Tejon Ranch Co. These new capital proceeds will help us maintain our strong balance sheet as we move forward with the completion of our entitlement and land development activities.”

The net proceeds of the offering will be used to provide additional working capital for general corporate purposes, including to fund general infrastructure costs and the development of buildings at Tejon Ranch Commerce Center, to continue forward with entitlement and permitting programs for the Centennial at Tejon Ranch and Grapevine at Tejon Ranch communities and costs related to the preparation of the development of Mountain Village at Tejon Ranch.

About Tejon Ranch Co.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements contained above regarding the proposed rights offering, and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that the rights offering may be cancelled before it closes. For a discussion of further risks and uncertainties related to Tejon’s business, please refer to our public company reports and the Risk Factors enumerated therein, including our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports, filed with the SEC. Tejon undertakes no duty to update any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statements are based.

CONTACT:

Tejon Ranch Co.

Allen Lyda , Executive Vice President & Chief Financial Officer

(661) 248-3000

2